Exhibit 99.2

Contact:	Randall J. Larson, President/CFO Frederick W. Boutin, Senior Vice President/Treasurer 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. SIGNS BINDING LETTER OF INTENT
WITH RIO VISTA ENERGY PARTNERS L.P.

Tuesday, September 18, 2007	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE: TLP) today announced that it has signed a binding letter of intent with Rio Vista Energy Partners L.P. (“Rio Vista”) to acquire Rio Vista’s terminal facility in Matamoros, Mexico, two pipelines, with associated rights of way and easements, from Brownsville, Texas to Matamoros, Mexico, and a permit to distribute liquefied petroleum gas (“LPG”) to Mexico’s state-owned petroleum company (collectively, “LPG Assets”).  The total purchase price for the LPG Assets is $10.5 million, subject to adjustments at closing.  The transaction is expected to close during the fourth quarter of 2007.   These LPG Assets complement TransMontaigne Partners’ existing LPG storage facility at Brownsville, Texas.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a refined petroleum products terminaling and transportation company with operations along the Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio Rivers and in the Midwest.   We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  We handle light refined products, heavy refined products, crude oil, chemicals and fertilizers on behalf of our customers.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on its website:   www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 16, 2007, and in “Risk Factors” in the company’s Prospectus Supplement dated May 17, 2007 to the Prospectus dated May 10, 2007, as filed with the Securities and Exchange Commission on May 18, 2007 (Securities Act File No. 333-142108).

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